UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                               SUPERIOR ESSEX INC.
                               -------------------
                                (Name of Issuer)

                     Common Stock, Par Value $0.01 Per Share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    86815V105
                                    ---------
                                 (CUSIP Number)

                                February 9, 2004
                                ----------------
                      (Date of Event which Requires Filing
                               of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ] Rule 13d-1(b)
                  [ ] Rule 13d-1(c)
                  [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Continued on following pages
                               Page 1 of 18 Pages
                              Exhibit List: Page 16

                                  SCHEDULE 13G

CUSIP No. 86815V105                                           Page 2 of 18 Pages

1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  AP-ST, LLC

2        Check the Appropriate Box If a Member of a Group (See Instructions)

                                        a.      [ ]
                                        b.      [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  DELAWARE

                            5             Sole Voting Power
Number of                                          2,477,287
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                         0
    Each
Reporting                   7             Sole Dispositive Power
    Person                                         2,477,287
    With
                            8             Shared Dispositive Power
                                                   0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    2,477,287

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [ ]

11       Percent of Class Represented By Amount in Row (9)

                                    15.01%

12       Type of Reporting Person (See Instructions)

                                    OO

                                  SCHEDULE 13G

CUSIP No. 86815V105                                           Page 3 of 18 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  APOLLO INVESTMENT FUND V, L.P.

2        Check the Appropriate Box If a Member of a Group (See Instructions)

                                        a.      [ ]
                                        b.      [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  DELAWARE

                            5             Sole Voting Power
Number of                                          0
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                         2,477,287
    Each
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With
                            8             Shared Dispositive Power
                                                   2,477,287

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    2,477,287

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [ ]

11       Percent of Class Represented By Amount in Row (9)

                                    15.01%

12       Type of Reporting Person (See Instructions)

                                    PN

                                  SCHEDULE 13G

CUSIP No. 86815V105                                           Page 4 of 18 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  APOLLO OVERSEAS PARTNERS V, L.P.

2        Check the Appropriate Box If a Member of a Group (See Instructions)

                                        a.      [ ]
                                        b.      [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  CAYMAN ISLANDS

                            5             Sole Voting Power
Number of                                          0
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                         2,477,287
    Each
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With
                            8             Shared Dispositive Power
                                                   2,477,287

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    2,477,287

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [ ]

11       Percent of Class Represented By Amount in Row (9)

                                    15.01%

12       Type of Reporting Person (See Instructions)

                                    PN

                                  SCHEDULE 13G

CUSIP No. 86815V105                                           Page 5 of 18 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  APOLLO NETHERLANDS PARTNERS V (A), L.P.

2        Check the Appropriate Box If a Member of a Group (See Instructions)

                                        a.      [ ]
                                        b.      [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  CAYMAN ISLANDS

                            5             Sole Voting Power
Number of                                          0
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                         2,477,287
    Each
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With
                            8             Shared Dispositive Power
                                                   2,477,287

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    2,477,287

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [ ]

11       Percent of Class Represented By Amount in Row (9)

                                    15.01%

12       Type of Reporting Person (See Instructions)

                                    PN

                                  SCHEDULE 13G

CUSIP No. 86815V105                                           Page 6 of 18 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  APOLLO NETHERLANDS PARTNERS V (B), L.P.

2        Check the Appropriate Box If a Member of a Group (See Instructions)

                                        a.      [ ]
                                        b.      [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  CAYMAN ISLANDS

                            5             Sole Voting Power
Number of                                          0
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                         2,477,287
    Each
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With
                            8             Shared Dispositive Power
                                                   2,477,287

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    2,477,287

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [ ]

11       Percent of Class Represented By Amount in Row (9)

                                    15.01%

12       Type of Reporting Person (See Instructions)

                                    PN

                                  SCHEDULE 13G

CUSIP No. 86815V105                                           Page 7 of 18 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  APOLLO GERMAN PARTNERS V GMBH & CO. KG

2        Check the Appropriate Box If a Member of a Group (See Instructions)

                                        a.      [ ]
                                        b.      [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  GERMANY

                            5             Sole Voting Power
Number of                                          0
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                         2,477,287
    Each
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With
                            8             Shared Dispositive Power
                                                   2,477,287

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    2,477,287

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [ ]

11       Percent of Class Represented By Amount in Row (9)

                                    15.01%

12       Type of Reporting Person (See Instructions)

                                    PN

                                  SCHEDULE 13G

CUSIP No. 86815V105                                           Page 8 of 18 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  APOLLO MANAGEMENT V, L.P.

2        Check the Appropriate Box If a Member of a Group (See Instructions)

                                        a.      [ ]
                                        b.      [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  DELAWARE

                            5             Sole Voting Power
Number of                                          0
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                         2,477,287
    Each
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With
                            8             Shared Dispositive Power
                                                   2,477,287

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    2,477,287

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [ ]

11       Percent of Class Represented By Amount in Row (9)

                                    15.01%

12       Type of Reporting Person (See Instructions)

                                    PN

                                  SCHEDULE 13G

CUSIP No. 86815V105                                           Page 9 of 18 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  APOLLO ADVISORS V, L.P.

2        Check the Appropriate Box If a Member of a Group (See Instructions)

                                        a.      [ ]
                                        b.      [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  DELAWARE

                            5             Sole Voting Power
Number of                                          0
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                         2,477,287
    Each
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With
                            8             Shared Dispositive Power
                                                   2,477,287

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    2,477,287

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [ ]

11       Percent of Class Represented By Amount in Row (9)

                                    15.01%

12       Type of Reporting Person (See Instructions)

                                    PN

                                                             Page 10 of 18 Pages

Item 1(a)         Name of Issuer:

                  Superior Essex Inc. (the "Issuer")

Item 1(b)         Address of the Issuer's Principal Executive Offices:

                  150 Interstate North Parkway, Suite 300, Atlanta, Georgia
                  30339.

Item 2(a)         Name of Person Filing:

                  This Schedule 13D is filed jointly by (i) AP-ST, LLC, a Delaware limited liability company ("AP-ST"), (ii) Apollo Investment Fund V, L.P., a Delaware limited partnership ("Investment V"), (iii) Apollo Overseas Partners V, L.P., a limited partnership registered in the Cayman Islands
("Overseas V"), (iv) Apollo Netherlands Partners V (A), L.P., a limited partnership registered in the Cayman Islands ("Netherlands A"), (v) Apollo Netherlands Partners V (B), L.P., a limited partnership registered in the Cayman Islands ("Netherlands B"), (vi) Apollo German Partners V Gmbh & Co. KG, a limited partnership registered in Germany ("German V," and collectively with Investment V, Overseas V, Netherlands A and Netherlands B, the "Funds"), (vii) Apollo Management V, L.P., a Delaware limited partnership ("Management"), and
(viii) Apollo Advisors V, L.P., a Delaware limited partnership ("Advisors V"). AP-ST, the Funds, Management and Advisors V are referred to collectively as the "Reporting Persons."

                  Management serves as manager of the Funds and Advisors V serves as the general partner of the Funds. AIF V Management, Inc., a Delaware corporation ("AIFVM"), is the general partner of Management. Apollo Capital Management V, Inc., a Delaware corporation ("Capital Management V"), is the general partner of Advisors V. Each of Management, Advisors V, AIF VM and
Capital Management V disclaim beneficial ownership of the indicated number of securities in excess of their pecuniary interests in such Funds.

Item 2(b)         Address of Principal Business Office or, if None, Residence:

                  The address of the principal office of each of the Reporting Persons is Two Manhattanville Road, Purchase, New York 10577.

Item 2(c)         Citizenship:

                  1)   AP-ST is a Delaware limited liability company.
                  2)   Investment V is a Delaware limited partnership.
                  3)   Overseas V is a Cayman Islands limited partnership.
                  4)   Netherlands A is a Cayman Islands limited partnership.
                  5)   Netherlands B is a Cayman Islands limited partnership.
                  6)   German V is a German limited partnership.
                  7)   Management is a Delaware limited partnership.
                  8)   Advisors V is a Delaware limited partnership.

Item 2(d)         Title of Class of Securities:

                  Common stock, par value $0.01 per share (the "Shares").

                                                             Page 11 of 18 Pages

Item 2(e)         CUSIP Number:

                  86815V105

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  This Item 3 is not applicable.

Item 4.           Ownership:

Item 4(a)         Amount Beneficially Owned:

                  Each of AP-ST, the Funds, Management and Advisors V may be deemed the beneficial owner of 2,477,287 Shares held for the account of AP-ST.

Item 4(b)         Percent of Class:

                  The number of Shares of which each of AP-ST, the Funds, Management and Advisors V may be deemed to beneficially own constitutes 15.01% of the total number of Shares outstanding (based upon information provided by the Issuer in its most amendment to its Form 10 filed on February 11, 2004, the number of Shares outstanding was 16,500,000).

Item 4(c)         Number of shares as to which such person has:

AP-ST
-----
(i)       Sole power to vote or direct the vote:                       2,477,287
(ii)      Shared power to vote or to direct the vote                           0
(iii)     Sole power to dispose or to direct the disposition of        2,477,287
(iv)      Shared power to dispose or to direct the disposition of              0

Investment V
------------
(i)       Sole power to vote or direct the vote:                               0
(ii)      Shared power to vote or to direct the vote                   2,477,287
(iii)     Sole power to dispose or to direct the disposition of                0
(iv)      Shared power to dispose or to direct the disposition of      2,477,287

Overseas V
----------
(i)       Sole power to vote or direct the vote:                               0
(ii)      Shared power to vote or to direct the vote                   2,477,287
(iii)     Sole power to dispose or to direct the disposition of                0
(iv)      Shared power to dispose or to direct the disposition of      2,477,287

                                                             Page 12 of 18 Pages

Netherlands A
-------------
(i)       Sole power to vote or direct the vote:                               0
(ii)      Shared power to vote or to direct the vote                   2,477,287
(iii)     Sole power to dispose or to direct the disposition of                0
(iv)      Shared power to dispose or to direct the disposition of      2,477,287

Netherlands B
-------------
(i)       Sole power to vote or direct the vote:                               0
(ii)      Shared power to vote or to direct the vote                   2,477,287
(iii)     Sole power to dispose or to direct the disposition of                0
(iv)      Shared power to dispose or to direct the disposition of      2,477,287

German V
--------
(i)       Sole power to vote or direct the vote:                               0
(ii)      Shared power to vote or to direct the vote                   2,477,287
(iii)     Sole power to dispose or to direct the disposition of                0
(iv)      Shared power to dispose or to direct the disposition of      2,477,287

Management
----------
(i)       Sole power to vote or direct the vote:                               0
(ii)      Shared power to vote or to direct the vote                   2,477,287
(iii)     Sole power to dispose or to direct the disposition of                0
(iv)      Shared power to dispose or to direct the disposition of      2,477,287

Advisors V
----------
(i)       Sole power to vote or direct the vote:                               0
(ii)      Shared power to vote or to direct the vote                   2,477,287
(iii)     Sole power to dispose or to direct the disposition of                0
(iv)      Shared power to dispose or to direct the disposition of      2,477,287

Item 5.           Ownership of Five Percent or Less of a Class:

                  This Item 5 is not applicable.

Item 6.           Ownership  of  More  than  Five  Percent  on Behalf of Another
                  Person:

                  This Item 6 is not applicable.

                                                             Page 13 of 18 Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

                  This Item 7 is not applicable.

Item 8.           Identification and Classification of Members of the Group:

                  This Item 8 is not applicable.

Item 9.           Notice of Dissolution of Group:

                  This Item 9 is not applicable.

Item 10.          Certification:

                  This Item 10 is not applicable.

                                                             Page 14 of 18 Pages

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:    February 25, 2004        AP-ST, LLC

                                  By:      APOLLO MANAGEMENT V, L.P.,
                                           Its Manager

                                          By:  AIF V MANAGEMENT, INC.,
                                               Its General Partner

                                          By:  /s/ Michael D. Weiner
                                               ---------------------
                                          Name:    Michael D. Weiner
                                          Title:   Vice President

Date:    February 25, 2004        APOLLO INVESTMENT FUND V, L.P.

                                  By:      APOLLO ADVISORS V, L.P.,
                                           Its General Partner

                                          By:  APOLLO CAPITAL MANAGEMENT V, INC.
                                               Its General Partner

                                          By: /s/ Michael D. Weiner
                                              ---------------------
                                          Name:    Michael D. Weiner
                                          Title:   Vice President

Date:    February 25, 2004        APOLLO OVERSEAS PARTNERS V, L.P.

                                  By:      APOLLO ADVISORS V, L.P.,
                                           Its General Partner

                                          By:  APOLLO CAPITAL MANAGEMENT V, INC.
                                               Its General Partner

                                          By: /s/ Michael D. Weiner
                                              ---------------------
                                          Name:    Michael D. Weiner
                                          Title:   Vice President

Date:    February 25, 2004        APOLLO NETHERLANDS PARTNERS V (A), L.P.

                                  By:      APOLLO ADVISORS V, L.P.,
                                           Its General Partner

                                          By:  APOLLO CAPITAL MANAGEMENT V, INC.
                                               Its General Partner

                                          By: /s/ Michael D. Weiner
                                              ---------------------
                                          Name:    Michael D. Weiner
                                          Title:   Vice President

                                                             Page 15 of 18 Pages

Date:    February 25, 2004        APOLLO NETHERLANDS PARTNERS V (B), L.P.

                                  By:      APOLLO ADVISORS V, L.P.,
                                           Its General Partner

                                          By:  APOLLO CAPITAL MANAGEMENT V, INC.
                                               Its General Partner

                                          By: /s/ Michael D. Weiner
                                              ---------------------
                                          Name:    Michael D. Weiner
                                          Title:   Vice President

Date:    February 25, 2004        APOLLO GERMAN PARTNERS V GMBH KG & CO.

                                  By:      APOLLO ADVISORS V, L.P.,
                                           Its General Partner

                                          By:  APOLLO CAPITAL MANAGEMENT V, INC.
                                               Its General Partner

                                          By: /s/ Michael D. Weiner
                                              ---------------------
                                          Name:    Michael D. Weiner
                                          Title:   Vice President

Date:    February 25, 2004        APOLLO MANAGEMENT V, L.P.

                                  By:      AIF V MANAGEMENT, INC.,
                                           Its General Partner

                                          By: /s/ Michael D. Weiner
                                              ---------------------
                                          Name:    Michael D. Weiner
                                          Title:   Vice President

Date:    February 25, 2004        APOLLO ADVISORS V, L.P.

                                  By:      APOLLO CAPITAL MANAGEMENT V, INC.,
                                           Its General Partner

                                          By: /s/ Michael D. Weiner
                                              ---------------------
                                          Name:    Michael D. Weiner
                                          Title:   Vice President

                                                             Page 16 of 18 Pages

                                  EXHIBIT INDEX

                                                                        Page No.
                                                                        --------
A.   Joint Filing  Agreement,  dated as of February  25, 2004,  by and among AP-ST, LLC, Apollo Investment Fund V, L.P., Apollo Overseas
     Partners V, L.P., Apollo Netherlands Partners V (A), L.P., Apollo Netherlands Partners V (B), L.P., Apollo German Partners V GMBH &
     CO.,  KG,  Apollo  Management  V, L.P.,  and Apollo  Advisors  V,
     L.P..............................................................     17

                                                             Page 17 of 18 Pages

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

     The undersigned hereby agree that this statement on Schedule 13G with respect to the common stock of Superior Essex Inc., dated as of February 25, 2004, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

Date:    February 25, 2004        AP-ST, LLC

                                  By:      APOLLO MANAGEMENT V, L.P.,
                                           Its Manager

                                          By:  AIF V MANAGEMENT, INC.,
                                               Its General Partner

                                          By:  /s/ Michael D. Weiner
                                               ---------------------
                                          Name:    Michael D. Weiner
                                          Title:   Vice President

Date:    February 25, 2004        APOLLO INVESTMENT FUND V, L.P.

                                  By:      APOLLO ADVISORS V, L.P.,
                                           Its General Partner

                                          By:  APOLLO CAPITAL MANAGEMENT V, INC.
                                               Its General Partner

                                          By: /s/ Michael D. Weiner
                                              ---------------------
                                          Name:    Michael D. Weiner
                                          Title:   Vice President

Date:    February 25, 2004        APOLLO OVERSEAS PARTNERS V, L.P.

                                  By:      APOLLO ADVISORS V, L.P.,
                                           Its General Partner

                                          By:  APOLLO CAPITAL MANAGEMENT V, INC.
                                               Its General Partner

                                          By: /s/ Michael D. Weiner
                                              ---------------------
                                          Name:    Michael D. Weiner
                                          Title:   Vice President

                                                             Page 18 of 18 Pages


Date:    February 25, 2004        APOLLO NETHERLANDS PARTNERS V (A), L.P.

                                  By:      APOLLO ADVISORS V, L.P.,
                                           Its General Partner

                                          By:  APOLLO CAPITAL MANAGEMENT V, INC.
                                               Its General Partner

                                          By: /s/ Michael D. Weiner
                                              ---------------------
                                          Name:    Michael D. Weiner
                                          Title:   Vice President

Date:    February 25, 2004        APOLLO NETHERLANDS PARTNERS V (B), L.P.

                                  By:      APOLLO ADVISORS V, L.P.,
                                           Its General Partner

                                          By:  APOLLO CAPITAL MANAGEMENT V, INC.
                                               Its General Partner

                                          By: /s/ Michael D. Weiner
                                              ---------------------
                                          Name:    Michael D. Weiner
                                          Title:   Vice President

Date:    February 25, 2004        APOLLO GERMAN PARTNERS V GMBH KG & CO.

                                  By:      APOLLO ADVISORS V, L.P.,
                                           Its General Partner

                                          By:  APOLLO CAPITAL MANAGEMENT V, INC.
                                               Its General Partner

                                          By: /s/ Michael D. Weiner
                                              ---------------------
                                          Name:    Michael D. Weiner
                                          Title:   Vice President

Date:    February 25, 2004        APOLLO MANAGEMENT V, L.P.

                                  By:      AIF V MANAGEMENT, INC.,
                                           Its General Partner

                                          By: /s/ Michael D. Weiner
                                              ---------------------
                                          Name:    Michael D. Weiner
                                          Title:   Vice President

Date:    February 25, 2004        APOLLO ADVISORS V, L.P.

                                  By:      APOLLO CAPITAL MANAGEMENT V, INC.,
                                           Its General Partner

                                          By: /s/ Michael D. Weiner
                                              ---------------------
                                          Name:    Michael D. Weiner
                                          Title:   Vice President